UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2016

LOWE’S COMPANIES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	1-7898	56-0578072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Lowe’s Blvd., Mooresville, NC	28117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(704) 758-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Arrangement Agreement

Lowe’s Companies, Inc., a North Carolina corporation (the “Company”), has entered into an Arrangement Agreement (“Agreement”) dated February 2, 2016 with RONA inc., a corporation incorporated under the laws of Quebec (“RONA”), and Lowe’s Companies Canada, ULC, an unlimited liability company incorporated under the laws of Nova Scotia and a wholly owned subsidiary of the Company (“Lowe’s Canada” and, together with the Company, “Lowe’s”), pursuant to which Lowe’s Canada has agreed, subject to the terms and conditions contained in the Agreement, to implement a plan of arrangement (the “Arrangement”) under Chapter XVI-Division II of the Business Corporations Act (Quebec) pursuant to which it will acquire all of the issued and outstanding common shares of RONA for a purchase price of C$24.00 in cash per common share and all of the issued and outstanding preferred shares of RONA for a purchase price of C$20.00 in cash per preferred share. The total transaction value is C$3.2 billion (US$2.3 billion). The Boards of Directors of all of the parties have unanimously approved the transactions contemplated by the Agreement.

The parties have made customary representations, warranties and covenants in the Agreement. RONA has represented and warranted to Lowe’s that, among other things, (1) RONA’s Board of Directors has received a fairness opinion from Scotia Capital Inc. that the consideration to be received by holders of common shares of RONA is fair, from a financial point of view, to such shareholders, and the consideration to be received by holders of preferred shares of RONA is fair, from a financial point of view, to such shareholders; (2) a special committee of the Board of Directors of RONA has unanimously recommended that RONA’s Board of Directors approve the Arrangement and that the RONA common shareholders and preferred shareholders vote in favor of the Arrangement; (3) RONA’s Board of Directors has resolved to unanimously recommend that the RONA common shareholders and preferred shareholders vote in favor of the Arrangement; and (4) each of the directors and certain senior executive officers of RONA have advised RONA that they intend to vote all of their common shares and preferred shares in favor of the Arrangement.

RONA has also agreed to: (a) conduct its business in the ordinary course; (b) use commercially reasonable efforts to satisfy all conditions to completion of the Arrangement; (c) use commercially reasonable efforts to obtain required third party consents; and (d) as permitted by law and its confidentiality obligations to third parties, notify Lowe’s of any material change relating to RONA and keep Lowe’s informed as to material decisions or actions required with respect to the operation of its business outside the ordinary course. Consummation of the transactions contemplated by the Agreement is conditioned upon the satisfaction of customary closing conditions, including: (A) approval of the Arrangement by two-thirds of the votes cast by RONA’s common shareholders; and (B) receipt of the approvals required under the Investment Canada Act and the Competition Act (Canada).

The Agreement also contains customary non-solicitation covenants that prohibit RONA or its representatives from soliciting an alternative acquisition proposal and require RONA to permit Lowe’s Canada to match any superior acquisition proposal.

The closing of the transactions contemplated by the Agreement is scheduled to take place five business days following the satisfaction or waiver of the closing conditions. Either party may terminate the Agreement if the closing does not occur on or before August 31, 2016 (which date may be extended by Lowe’s Canada by up to two months if the required regulatory approvals have not been obtained, provided that the failure to obtain such approvals is not primarily the result of Lowe’s failure to comply with its covenants in the Agreement); provided that no party may terminate the Agreement if the failure of the closing to occur by such time has been caused by, or is the result of, a breach by such party of any of its representations, warranties or covenants.

The Agreement contains certain additional termination rights of the parties and further provides that, upon termination of the Agreement under specified circumstances, RONA is required to pay Lowe’s Canada a termination fee of C$100 million. In addition, RONA is required to pay Lowe’s Canada a C$15 million expense reimbursement fee if the Agreement is terminated due to certain breaches of RONA’s representations, warranties or covenants.

Financing Commitment

Concurrently with the signing of the Arrangement Agreement, Lowe’s entered into a financing commitment letter with Royal Bank of Canada, Canadian Imperial Bank of Commerce, RBC Capital Markets, and CIBC Capital Markets that provides for a C$3,200 million senior unsecured bridge facility to finance the acquisition of RONA.  The financing commitments of the lenders are subject to documentation and other customary conditions.  Permanent financing is expected to consist of new debt.

Item 7.01.    Regulation FD Disclosure.

On February 3, 2016, Lowe’s and RONA issued a joint press release announcing that they had entered into the Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference.

Additional information concerning the Arrangement is available in a slide presentation presented to investors during a teleconference on February 3, 2016. A copy of the slide presentation is attached as Exhibit 99.2 and is incorporated herein by reference.

The information in Item 7.01 of this report, including Exhibits 99.1 and 99.2, is being furnished, not filed. Accordingly, the information in Item 7.01 of this report will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933 unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in Item 7.01 of this report is not intended to, and does not, constitute a determination or admission by the Company that the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated February 3, 2016

99.2	Investor Slide Presentation, dated February 3, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOWE’S COMPANIES, INC.

Date: February 5, 2016	By:	/s/ Ross W. McCanless
Ross W. McCanless General Counsel, Secretary and Chief Compliance Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1 99.2	Press Release, dated February 3, 2016 Investor Slide Presentation, dated February 3, 2016